BAH [1023] (K149)	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 June 23, 2011

Financial Products	$5,000,000 Buffered Accelerated Return Equity Securities due July 26, 2012 Linked to the Russell 2000® Index

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Principal Amount:	USD 5,000,000
Underlying:	The Russell 2000® Index
Trade Date:	June 23, 2011
Issue Date:	June 28, 2011
Valuation Date:	July 23, 2012†
Maturity Date:	July 26, 2012†
Offering Price:	$1,000 per security (100%).
Initial Level:	802.68
Final Level:	The closing level of the Underlying on the Valuation Date.
Fixed Payment Percentage:	6.35%
Redemption Amount:

At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Underlying Return:

  If the Final Level is greater than or equal to 80% of the Initial Level, the Underlying Return will equal the Fixed Payment Percentage.

  If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be calculated as follows:

	Final Level – Initial Level Initial Level	; + Buffer Amount
If the Final Level is less than the Initial Level by more than the Buffer Amount, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity.
Buffer Amount:	20%
Calculation Agent:	Credit Suisse International
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TBM2 and US22546TBM27
Underwriting Discounts, Commissions and Fees:	We or one of our affiliates will pay discounts and commissions of $1.00 per $1,000 principal amount of securities.

† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June 24, 2010, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.